Exhibit 5.1

Opinion and consent of Counsel


Boyack Ashton LC
Wallace T. Boyack
350 South 400 East, No. 105
Salt Lake City, Utah 84111
Tel. 801-532-6202
Fax: 801-538-0200


November 13, 2002

International Automated Systems, Inc.
Re:   Opinion of Counsel - Registration Statement on Form S-8

Gentlemen:

        The undersigned has acted as counsel for International Automated Systems, Inc., (the "Company"), in connection with the Company Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 885,000 shares of the Company's common stock (the "common stock") issuance pursuant to the Company's Consultants Agreement (the "Plan").

        I have examined the documents I consider appropriate to provide me with an adequate basis to issue the opinion expressed herein.

        I am of the opinion that the shares of Common Stock to be issued under the Plan are duly authorized and will be validly issued, fully paid, and nonassessable.

        Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/  Wallace T. Boyack
______________________
Wallace T. Boyack, Esq.


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